Exhibit 99.1

COMPANY CONTACTS:	INVESTOR CONTACTS:
Endologix, Inc.	The Ruth Group
John McDermott, CEO	Nick Laudico (646) 536-7030
Shelley Thunen, CFO	Zack Kubow (646) 536-7020
(949) 595-7200
www.endologix.com

  Endologix Reports 22% Revenue Growth for the First Quarter 2013

Provides Update on New Product Pipeline Including Enhancements to Ventana Program that will Delay IDE Enrollment and Limited Market Introduction in Europe

Reiterates 2013 Financial Guidance

Irvine, Calif. (April 30, 2013) - Endologix, Inc. (NASDAQ: ELGX), developer and marketer of innovative treatments for aortic disorders, today announced financial results for the three months ended March 31, 2013 and provided an update on the company's new product pipeline.

John McDermott, Endologix President and Chief Executive Officer, said, “We are very pleased with our sales growth in the U.S. and international markets in the first quarter 2013, driven by continued adoption of the AFX® Endovascular AAA System. In Europe, we began the limited market introduction of the Nellix® EndoVascular Aneurysm Sealing System and have received very positive physician feedback on its ease-of-use and clinical outcomes from these first commercial procedures. In addition, we recently received FDA approval for our percutaneous EVAR (PEVAR) indication with AFX and have physician training courses scheduled to begin in May. After our first 120 procedures with the Ventana™ Fenestrated System, we have seen good overall safety results, but a higher than expected number of renal re-interventions. Before we continue enrolling patients in the IDE clinical study and begin the EU limited introduction, we plan to integrate our next generation covered renal stent and conduct additional testing and training to optimize future outcomes. We hope to begin enrolling patients in the study again and start the limited market introduction in Europe by the end of this year.”

Mr. McDermott concluded, “Despite the temporary delay in the Ventana program, we are reiterating our guidance for the year based on the strong performance trends in our core business. We continue to believe Ventana represents a significant new innovation in the treatment of juxta and para-renal aortic aneurysms, with the potential to expand the addressable EVAR market. In addition, the limited market introduction of Nellix is going extremely well and we hope to begin enrolling patients in the U.S. IDE by the end of this year".
Financial Results

Global revenue in the first quarter of 2013 was $29.8 million, a 22% increase from $24.5 million in the first quarter of 2012. U.S. revenue in the first quarter of 2013 was $24.7 million, a 17% increase compared with $21.1 million in the first quarter of 2012, which was largely driven by the continued adoption of the AFX system and the expansion of the U.S. sales force through the addition of sales representatives and clinical specialists that exclusively provide field support to our sales representatives, increasing overall sales force productivity. International revenue was $5.1 million, a 46% increase compared to $3.5 million in the first quarter of 2012. The international sales increase is primarily attributable to a transition to a direct sales organization in Europe, beginning in September 2011.

Gross profit was $22.5 million in the first quarter of 2013, which represents a gross margin of 76%. This compares with gross margin of 78% in the first quarter of 2012. Lower gross margins are primarily the result of product mix and the greater proportion of our global sales from international customers, as opposed to U.S. customers.

Total operating expenses were $27.0 million in the first quarter of 2013, compared to $22.8 million in the first quarter of 2012.

Marketing and sales expenses were $15.2 million in the first quarter of 2013, an increase from $13.5 million in the prior year period. The increase was driven by the costs associated with our direct sales expansion in Europe, and the increase in variable compensation expense associated with our revenue increase.

Research and development expenses were $3.5 million in the first quarter of 2013, substantially similar to the prior year period. Research and development expenses in the first quarter of 2013 were primarily related to the continued development of our Nellix and Ventana systems and enhancements to the AFX system.

Clinical and regulatory affairs expenses were $2.4 million in the first quarter of 2013, an increase from $1.4 million in the prior year period. The increase was primarily driven by the continued enrollment in the Ventana U.S. clinical trial, follow-up costs associated with Ventana and Nellix studies, and regulatory costs for CE and FDA submissions.

General and administrative expenses were $5.9 million in the first quarter of 2013, up from $4.1 million in the prior year period. The increase was driven primarily by the Company's expanding European operations, the new federal Medical Device Excise Tax, and legal and consulting expenses associated with general business growth.

Endologix reported a net loss for the first quarter of 2013 of $9.3 million, or $(0.15) per share, compared with a net loss of $16.7 million, or $(0.29) per share, for the first quarter of 2012. The first quarter 2013 loss includes a $5.2 million non-cash charge, or $(0.08) per share, for the increase of the contingent consideration (solely payable in the form of our common stock) related to the Nellix acquisition. Endologix reported Adjusted Net Loss (non-GAAP and defined below) for the first quarter of 2013 of $4.1 million, or $(0.07) per share, compared with an Adjusted Net Loss (non-GAAP and defined below) for the first quarter of 2012 of $4.3 million, or $(0.07) per share.

Total cash and cash equivalents were $42.0 million as of March 31, 2013, compared to $45.1 million as of December 31, 2012.

Financial Guidance

Based on the first quarter 2013 results and recent developments, Endologix is reiterating its full year 2013 financial guidance. Endologix anticipates 2013 revenue to be in the range of $126 million to $133 million, representing growth of 19% to 25% from 2012. Endologix anticipates a GAAP loss in 2013 of $(0.14) to $(0.17) per share, excluding the effect of increases or decreases in the Nellix contingent consideration and an Adjusted EBITDA (non-GAAP and defined below) of $0.01 to $0.05 per share. Endologix anticipates generating positive cash flows from operations in the second half of 2013.

Conference Call Information

Endologix's management will host a conference call today to discuss these topics, beginning at 5:00 P.M. Eastern time (2:00 P.M. Pacific time). To participate via telephone please call (877) 407-0789 from the U.S. or 1-201-689-8562 from outside the U.S. A telephone replay will be available for seven days following the completion of the call by dialing (877) 870-5176 from the U.S. or 1-(858)-384-5517 from outside the U.S., and entering pin number 412281. The conference call will be broadcast live over the Internet at www.endologix.com and will be available for 30 days. After the live webcast, a webcast replay of the call and a transcript of the call will be available online from the investor relations page of Endologix's website for 30 days.

About Endologix

Endologix, Inc. develops and manufactures minimally invasive treatments for aortic disorders. Endologix's focus is endovascular stent grafts for the treatment of abdominal aortic aneurysms (AAA). AAA is a weakening of the wall of the aorta, the largest artery in the body, resulting in a balloon-like enlargement. Once AAA develops, it continues to enlarge and, if left untreated, becomes increasingly susceptible to rupture. The overall patient mortality rate for ruptured AAA is approximately 75%, making it a leading cause of death in the U.S. Additional information can be found on Endologix's website at www.endologix.com.

The Nellix® EndoVascular Aneurysm Sealing System has obtained CE Mark in the EU, but is not approved in the United States for either investigational use or commercial sale. The Ventana™ Fenestrated System is an investigational device in the United States and has obtained CE Mark in the EU.

Cautions Regarding Forward-Looking Statements
Except for historical information contained herein, this news release contains forward-looking statements, including with respect to product launch activities, progress of clinical trials, regulatory processes, 2013 financial guidance, and product development, the accuracy of which are necessarily subject to risks and uncertainties, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Endologix. Many factors may cause actual results to differ materially from anticipated results, including the success of sales efforts for the existing products and related new products, product research and development efforts, unexpected litigation expenses, risks associated with the international operations, the ability to protect its intellectual property, and other economic, business, competitive and regulatory factors. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Endologix undertakes no obligation to update any forward looking statements to reflect new information, events or circumstances after the date they are made, or to reflect the occurrence of unanticipated events. Please refer to Endologix's Annual Report on Form 10-K for the year ended December 31, 2012, and Endologix's other filings with the Securities and Exchange Commission, for more detailed information regarding these risks and other factors that may cause actual results to differ materially from those expressed or implied.
Discussion of Non-GAAP Financial Measures
Endologix's management believes that the non-GAAP measures of (1) "Adjusted Net Income (Loss)", (2) "Adjusted Net Income (Loss) Per Share”, (3) “Adjusted EBITDA", and (4) "Adjusted EBITDA per Share" measures enhance an investor's overall understanding of Endologix's financial and operating performance and its future prospects by (i) being more reflective of core operating performance; (ii) providing enhanced measures of progress towards generating positive cash flows from operations; and (iii) being more comparable with financial results over various periods.  Endologix's management uses these financial measures for strategic decision making, forecasting future financial results, and evaluating current period financial and operating performance.

Adjusted Net Income (Loss) and Adjusted Net Earnings (Loss) per Share Definitions:

"GAAP" is generally accepted accounting principles in the United States.

(1) "Adjusted Net Income (Loss)" is a non-GAAP measure defined by Endologix as net income (loss) under GAAP, excluding: (i) all effects arising from applicable business combination accounting under GAAP for its acquisition of Nellix; (ii) settlement costs; (iii) contract termination fees and business acquisition expenses; and (iv) business development expenses.

In the three months ended March 31, 2013, and 2012, this GAAP adjustment to net loss specifically represents: the fair value adjustment to the contingent consideration liability (solely payable in the form of Endologix common stock) to the former shareholders of Nellix.

In future periods, Adjusted Net Income (Loss) will continue to exclude: (i) the fair value adjustments to the contingent consideration liability to the former shareholders of Nellix; (ii) contract termination fees; (iii) the effects of acquisitions or other business development transactions; and (iv) other non-recurring expenses or income, as described by Endologix.

(2) "Adjusted Net Income (Loss) per Share" is a non-GAAP measure defined by Endologix as Adjusted Net Income (Loss) divided by average shares outstanding (basic and diluted, as applicable under GAAP) for the corresponding period.

Adjusted EBITDA Definitions:

(3) “Adjusted EBITDA” is a non-GAAP measure defined by Endologix as “Adjusted Net Loss” plus interest expense, income tax expense, depreciation and amortization expense, stock-based compensation expense, and foreign currency re-measurement gains or losses.

(4) "Adjusted EBITDA per Share" is a non-GAAP measure defined by Endologix as Adjusted EBITDA divided by average shares outstanding (basic and diluted, as applicable under GAAP) for the corresponding period.

# # #

Exhibit 99.1

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In thousands, except per share amounts)

	Three Months Ended March 31,
	2013	2012
Revenue	$29,784	$24,519
Cost of goods sold	7,256	5,403
Gross profit	22,528	19,116
Operating expenses:
Research and development	3,519	3,761
Clinical and regulatory affairs	2,364	1,402
Marketing and sales	15,249	13,547
General and administrative	5,885	4,080
Total operating expenses	27,017	22,790
Loss from operations	(4,489)	(3,674)
Other income (expense):
Interest income	10	3
Interest expense	—	(7)
Other income (expense), net	684	(1)
Change in fair value of contingent consideration related to acquisition	(5,200)	(12,450)
Total other expense	(4,506)	(12,455)
Net loss before income tax expense	$(8,995)	$(16,129)
Income tax expense	(339)	(574)
Net loss	$(9,334)	$(16,703)
Other comprehensive income (foreign currency translation)	$328	$5
Comprehensive loss	(9,006)	(16,698)

Basic and diluted net loss per share	$(0.15)	$(0.29)
Shares used in computing basic and diluted net loss per share	62,189	57,620

Non-GAAP Reconciliations:

	Three Months Ended March 31,
	2013	2012
Net Loss to Adjusted Net Loss and Adjusted Net Loss per Share:
Net loss	$(9,334)	$(16,703)
Change in fair value of contingent consideration related to acquisition	5,200	12,450
(1) Adjusted Net Loss	$(4,134)	$(4,253)
(2) Adjusted Net Loss per Share	$(0.07)	$(0.07)

Adjusted Net Loss to Adjusted EBITDA:
Adjusted Net Loss	$(4,134)	$(4,253)
Interest expense	—	7
Income tax expense	339	574
Depreciation and amortization	484	671
Stock-based compensation	2,230	1,013
Foreign currency remeasurement loss	596	—
(3) Adjusted EBITDA	$(485)	$(1,988)
(4) Adjusted EBITDA per Share	$(0.01)	$(0.03)

Exhibit 99.1

ENDOLOGIX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited
(In thousands)

	March 31,	December 31,
	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$42,029	$45,118
Accounts receivable, net of allowance for doubtful accounts of $237 and $472, respectively.	25,661	22,600
Other receivables	323	320
Inventories	18,597	18,087
Prepaid expenses and other current assets	1,570	1,442
Total current assets	88,180	87,567
Property and equipment, net	5,615	4,984
Goodwill	28,963	29,022
Intangibles, net	43,278	43,356
Deposits and other assets	148	174
Total assets	$166,184	$165,103

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,487	$6,348
Accrued payroll	7,818	7,825
Accrued expenses and other current liabilities	4,475	3,021
Total current liabilities	18,780	17,194
Deferred income taxes	1,035	1,035
Contingently issuable common stock	57,600	52,400
Total liabilities	77,415	70,629
Commitments and contingencies
Stockholders’ equity:
Convertible preferred stock, $0.001 par value; 5,000,000 shares authorized. No shares issued and outstanding.	—	—
Common stock, $0.001 par value; 75,000,000 shares authorized. 63,293,693 and 63,068,463 shares issued, respectively. 62,798,993 and 62,573,763 shares issued and outstanding, respectively.	63	63
Additional paid-in capital	298,639	295,338
Accumulated deficit	(209,348)	(200,014)
Treasury stock, at cost, 494,700 shares	(661)	(661)
Accumulated other comprehensive income (loss)	76	(252)
Total stockholders’ equity	88,769	94,474
Total liabilities and stockholders’ equity	$166,184	$165,103